EXHIBIT 23.7

CONSENT OF GILBERTO DOMINGUEZ, P.E.

I refer to the technical report entitled “Juanicipio Mineral Resources and Mineral Reserves NI 43-101 Technical Report”, with an effective date of March 4, 2024 and filed on SEDAR+ on March 27, 2024 (the “Technical Report”) that is referenced in MAG Silver Corp.’s Annual Information Form (“AIF”) for the fiscal year ended December 31, 2023, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to any extracts from or a summary of the Technical Report in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

/s/ Gilberto Dominguez

Gilberto Dominguez

March 27, 2024